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                                                                    EXHIBIT 12.1

                               KOMAG, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (in thousands except ratio amounts)



                                                                           FISCAL YEAR
                                                  --------------------------------------------------------------
                                                     1996         1997          1998         1999         2000
                                                  ----------    --------     ---------     ---------    --------
Income (loss) before income taxes, minority
    interest, equity in joint venture income
    (loss), and extraordinary gain...........     $  121,148    $(37,820)    $(337,474)    $(307,667)   $(79,566)
Fixed charges (1)............................          3,528      13,944        23,156        27,282      47,051
                                                  ----------    --------     ---------     ---------    --------
Total earnings and fixed charges.............        124,676     (23,876)     (314,318)     (280,385)    (32,515)
                                                  ==========    ========     =========     =========    ========
Fixed charges (1)............................          3,528      13,944        23,156        27,282      47,051
                                                  ----------    --------     ---------     ---------    --------
Ratio of earnings to fixed charges (2).......           35.3         N/A           N/A           N/A         N/A

                                                           THREE MONTHS ENDED
                                                     -------------   -------------
                                                     April 2, 2000   April 1, 2001
                                                     -------------   -------------
Income (loss) before income taxes, minority
    interest, equity in joint venture income
    (loss), and extraordinary gain...........            $(5,055)     $(49,805)
Fixed charges (1)............................              6,835        22,596
                                                         -------      --------
Total earnings and fixed charges.............              1,780       (27,209)
                                                         =======      ========
Fixed charges (1)............................              6,835        22,596
                                                         -------      --------
Ratio of earnings to fixed charges (2).......                N/A           N/A


---------------

(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.


(2) Earnings were inadequate to cover fixed charges for fiscal 1997, 1998, 1999, 2000 and the three months ended April 2, 2000 and April 1, 2001, respectively by approximately $37.8 million, $337.5 million, $307.7 million, $79.6 million, $5.1 million and $49.8 million, respectively.